Exhibit 99.1
Fluence Energy, Inc. Reports First Quarter 2025 Results; Lowers Full Year 2025 Guidance; Reports Record $5.1 Billion Backlog
ARLINGTON, Va., February 10, 2025 (GLOBE NEWSWIRE) – Fluence Energy, Inc. (Nasdaq: FLNC) (“Fluence” or the “Company”), a global market leader delivering intelligent energy storage, operational services, and asset optimization software, today announced its results for the three months ended December 31, 2024.
Financial Highlights for Fiscal Quarter ended December 31, 2024
•Revenue of approximately $186.8 million, which represents a decrease of approximately 49% from the same quarter last year, primarily driven by the pronounced backend nature of expected revenue for full year 2025 compared to the revenue distribution seen in full year 2024.
•GAAP gross profit margin improved to approximately 11.4%, compared to approximately 10.0% for the same quarter last year.
•Adjusted gross profit margin1 improved to approximately 12.5%, compared to approximately 10.5% for the same quarter last year.
•Net loss of approximately $57.0 million, increased from net loss of approximately $25.6 million for the same quarter last year.
•Adjusted EBITDA1 of approximately negative $49.7 million, compared to approximately negative $18.3 million for the same quarter last year.
•Quarterly order intake of $778.0 million, bringing backlog2 to approximately $5.1 billion as of December 31, 2024.
Financial Position
•Total Cash3 of approximately $654.4 million as of December 31, 2024, representing an increase of approximately $135.7 million from September 30, 2024.
•In December 2024, the Company issued $400.0 million of 2.25% Convertible Senior Notes due 2030 that provide the Company with additional liquidity to support its ongoing growth.
Fiscal Year 2025 Outlook
The Company is lowering its fiscal year 2025 total revenue guidance range to $3.1 billion to $3.7 billion (midpoint $3.4 billion) from its prior guidance of $3.6 billion to $4.4 billion (midpoint $4.0 billion). The $600 million reduction in revenue from the previous midpoint is primarily due to the timing of certain contracts in Australia that the Company now expects to sign later this year. The $3.4 billion midpoint of the revenue guidance range is approximately 85% covered by the current backlog plus revenue recognized year-to-date. Additionally, the Company is lowering its fiscal year 2025 Adjusted EBITDA1 range to $70 million to $100 million (midpoint $85 million) from its prior guidance of $160 million to $200 million (midpoint $180 million). The decrease in Adjusted EBITDA is primarily driven by lower expected revenue and lower expected gross margins on recently signed contracts. Finally, the Company is reaffirming its fiscal year 2025 annual recurring revenue ("ARR") guidance of approximately $145 million.
1 Non-GAAP Financial Metric. See the section titled “Non-GAAP Financial Measures” for more information regarding the Company's use of non-GAAP financial measures, as well as a reconciliation to the most directly comparable financial measure stated in accordance with GAAP.
2 Backlog represents the unrecognized revenue value of our contractual commitments, which include deferred revenue and amounts that will be billed and recognized as revenue in future periods. The Company’s backlog may vary significantly each reporting period based on the timing of major new contractual commitments and the backlog may fluctuate with currency movements. In addition, under certain circumstances, the Company’s customers have the right to terminate contracts or defer the timing of its services and their payments to the Company.
3 Total Cash includes Cash and cash equivalents + Restricted Cash.

"We have experienced customer-driven delays in signing certain contracts that, coupled with competitive pressures, result in the need to lower our fiscal year 2025 outlook. While these delays are disappointing, we continue to see a very robust utility scale battery storage market globally and strong interest in our U.S. domestic content product offering in particular, as evidenced by our record $5.1 billion backlog. Importantly, we are executing plans to maintain our leadership position, differentiate our product, and optimize our cost structure, which we expect will drive improved financial performance in fiscal year 2026 and beyond," said Julian Nebreda, Fluence's Chief Executive Officer.

"In December, we successfully raised $400 million of 2.25% Convertible Senior Notes due 2030, providing us with increased financial flexibility and a stronger financial foundation to support our growing business. This additional capital helps us to achieve key milestones and accelerate our domestic content strategy which we see as a strong competitive advantage," said Ahmed Pasha, Fluence's Chief Financial Officer.
The foregoing Fiscal Year 2025 Outlook statements represent management's current best estimate as of the date of this release. Actual results may differ materially depending on a number of factors. Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release. Management does not assume any obligation to update these estimates.
Share Count
The shares of the Company’s common stock as of December 31, 2024 are presented below:

Common Shares
Class B-1 common stock held by AES Grid Stability, LLC	51,499,195
Class A common stock held by Siemens AG	39,738,064
Class A common stock held by SPT Invest Management, Sarl	11,761,131
Class A common stock held by Qatar Holding LLC	14,668,275
Class A common stock held by public	63,761,553
Total Class A and Class B-1 common stock outstanding	181,428,218
Conference Call Information
The Company will conduct a teleconference starting at 8:30 a.m. EST on Tuesday, February 11th, 2025, to discuss the first fiscal quarter results. To participate, analysts are required to register by clicking Fluence Energy Q1 Earnings Call Registration Link. Once registered, analysts will be issued a unique PIN number and dial-in number. Analysts are encouraged to register at least 15 minutes before the scheduled start time.
General audience participants, and non-analysts are encouraged to join the teleconference in a listen-only mode at: Fluence Energy Listen - Only Webcast, or on www.fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations. Supplemental materials that may be referenced during the teleconference will be available at: www.fluenceenergy.com, by selecting Investors, News & Events, and Events & Presentations.
A replay of the conference call will be available after 1:00 p.m. EST on Tuesday, February 11th, 2025. The replay will be available on the Company’s website at www.fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations.

Non-GAAP Financial Measures
We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Profit Margin, and Free Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. These measures have limitations as analytical tools, including that other companies, including companies in our industry, may calculate these measures differently, reducing their usefulness as comparative measures.
Adjusted EBITDA is calculated from the consolidated statements of operations using net income (loss) adjusted for (i) interest income, net, (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, and (v) other non-recurring income or expenses. Adjusted EBITDA also includes amounts impacting net income related to estimated payments due to related parties pursuant to the Tax Receivable Agreement, dated October 27, 2021, by and among Fluence Energy, Inc., Fluence Energy, LLC, Siemens Industry, Inc. and AES Grid Stability, LLC (the “Tax Receivable Agreement”).
Adjusted Gross Profit is calculated using gross profit, adjusted to exclude (i) stock-based compensation expenses, (ii) amortization, and (iii) other non-recurring income or expenses. Adjusted Gross Profit Margin is calculated using Adjusted Gross Profit divided by total revenue.
Free Cash Flow is calculated from the consolidated statements of cash flows and is defined as net cash provided by (used in) operating activities, less purchase of property and equipment made in the period. We expect our Free Cash Flow to fluctuate in future periods as we invest in our business to support our plans for growth. Limitations on the use of Free Cash Flow include (i) it should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures (for example, cash is still required to satisfy other working capital needs, including short-term investment policy, restricted cash, and intangible assets); (ii) Free Cash Flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities; and (iii) this metric does not reflect our future contractual commitments.

Please refer to the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures included in tables contained at the end of this release.
The Company is not able to provide a quantitative reconciliation of full fiscal year 2025 Adjusted EBITDA to GAAP Net Income (Loss) on a forward-looking basis within this press release because of the uncertainty around certain items that may impact Adjusted EBITDA, including stock compensation and restructuring expenses, that are not within our control or cannot be reasonably predicted without unreasonable effort.
About Fluence
Fluence Energy, Inc. (Nasdaq: FLNC) is a global market leader delivering intelligent energy storage and optimization software for renewables and storage. The Company's solutions and operational services are helping to create a more resilient grid and unlock the full potential of renewable portfolios. With gigawatts of projects successfully contracted, deployed, and under management across nearly 50 markets, the Company is transforming the way we power our world for a more sustainable future.
For more information, visit our website, or follow us on LinkedIn or X. To stay up to date on the latest industry insights, sign up for Fluence's Full Potential Blog.
Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release and statements that are made on our earnings call that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements set forth above under “Fiscal Year 2025 Outlook” and other statements regarding the Company's future financial and operational performance, business strategy, growth and leadership position, introduction of new technology, our ability to differentiate our product and optimize our cost structure, liquidity and access to capital and cash flows, anticipated diversification of our geographic mix in the future, expectations related to delivering on our customer obligations, demand for electricity and impact to energy storage, demand for the Company's energy storage solutions, services, and digital applications offerings, our positioning to capture market share with domestic content offering and future offerings, expectations relating to competitive pressures, expected impact and benefits from the Inflation Reduction Act of 2022 and domestic content guidelines on us and on our customers, potential impact of tariffs and uncertainty around U.S. and foreign trade policy on the Company, potential impact of new policies, regulations, and other executive actions from the current U.S. political administration, new products and solutions and product innovation, relationships with new and existing customers and suppliers, expectations relating to backlog, pipeline, and contracted backlog, future revenue recognition, future capital expenditures and debt service obligations, and projected costs, beliefs, assumptions, prospects, plans and objectives of management. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “may,” “possible,” “will,” “should,” “seeks,” “expects,” “plans,” “anticipates,” “grows,” “could,” “intends,” “targets,” “projects,” “contemplates,” "commits", “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions and variations thereof and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments, as well as a number of assumptions concerning future events, and their potential effects on our business. These forward-looking statements are not guarantees of performance, and there can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, which include, but are not limited to, our relatively limited operating and revenue history as an independent entity and the nascent clean energy industry; anticipated increasing expenses in the future, and our ability to maintain prolonged profitability; fluctuations of our order intake and results of operations across fiscal periods; potential difficulties in maintaining manufacturing capacity and establishing expected mass manufacturing capacity in the future; risks relating to delays, disruptions, and quality control problems in our manufacturing operations; risks relating to quality and quantity of components provided by suppliers; risks relating to our status as a relatively low-volume purchaser as well as from supplier concentration and limited supplier capacity; risks relating to operating as a global company with a global supply chain; changes in the cost and availability of raw materials and underlying components; failure by manufacturers, vendors, and suppliers to use ethical business practices and comply with applicable laws and regulations; significant reduction in pricing or order volume or loss of one or more of our significant customers or their inability to perform under their contracts; risks relating to competition for our offerings and our ability to attract new customers and retain existing customers; ability to maintain and enhance our reputation and brand recognition; ability to effectively manage our recent and future growth and expansion of our business and operations; our growth depends in part on the success of our relationships with third parties; ability to attract and retain highly qualified personnel; risks associated with engineering and construction, utility interconnection, commissioning and installation of our energy storage solutions and products, cost overruns, and delays; risks relating to lengthy sales and installation cycle for our energy storage solutions; risks related to defects, errors, vulnerabilities and/or bugs in our products and technology; risks relating to estimation uncertainty related to our product warranties; fluctuations in currency exchange rates; risks related to our current and planned foreign operations; amounts included in our pipeline and contracted backlog may not result in actual revenue or translate into profits; risks related to acquisitions we have made or that we may pursue; events and incidents relating to storage, delivery, installation, operation, maintenance and shutdowns of our products; risks relating to our impacts to our customer relationships due to events and incidents during the project lifecycle of an energy storage solution; actual or threatened health epidemics, pandemics or similar public health threats; ability to obtain financial assurances for our projects; risks relating to whether renewable energy technologies are suitable for widespread adoption or if sufficient demand for our offerings do not develop or takes longer to develop than we anticipate; estimates on size of our total addressable market; barriers arising from current electric utility industry policies and regulations and any subsequent changes; risks relating to the cost of electricity available from alternative sources; macroeconomic uncertainty and market conditions; risk relating to interest rates or a reduction in the availability of tax equity or project debt capital in the global financial markets and corresponding effects on customers’ ability to finance energy storage systems and demand for our energy storage solutions; reduction, elimination, or expiration of government incentives or regulations regarding renewable energy; decline in public acceptance of renewable energy, or delay, prevent, or increase in the cost of customer projects; severe weather events; increased attention to ESG matters; restrictions set forth in our current credit agreement and future debt agreements; uncertain ability to raise additional capital to execute on business opportunities; ability to obtain, maintain and enforce proper protection for our intellectual property, including our technology; threat of lawsuits by third parties alleging intellectual property violations; adequate protection for our trademarks and trade names; ability to enforce our intellectual property rights; risks relating to our patent portfolio; ability to effectively protect data integrity of our technology infrastructure and other business systems; use of open-source software; failure to comply with third party license or technology agreements; inability to license rights to use technologies on reasonable terms; risks relating to compromises, interruptions, or shutdowns of our systems; changes in the global trade environment; potential changes in tax laws or regulations; risks relating to environmental, health, and safety laws and potential obligations, liabilities and costs thereunder; failure to comply with data privacy and data security laws, regulations and industry standards; risks relating to potential future legal proceedings, regulatory disputes, and governmental inquiries; risks related to ownership of our Class A common stock; risks related to us being a “controlled company” within the meaning of the NASDAQ rules; risks relating to the terms of our amended and restated certificate of incorporation and amended and restated bylaws; risks relating to our relationship with our founders and continuing equity owners; risks relating to conflicts of interest by our officers and directors due to positions with continuing equity owners; risks related to short-seller activists; we depend on distributions from Fluence Energy, LLC to pay our taxes and expenses and Fluence Energy, LLC’s ability to make such distributions may be limited or restricted in certain scenarios; risks arising out of the Tax Receivable Agreement; unanticipated changes in effective tax rates or adverse outcomes resulting from examination of tax returns; risks relating to improper and ineffective internal control over reporting to comply with Sarbanes-Oxley Act; risks relating to changes in accounting principles or their applicability to us; risks relating to estimates or judgments relating to our critical accounting policies; and other factors set forth under Item 1A.“Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the Securities and Exchange Commission (“SEC”) on November 29, 2024 and in other filings we make with the SEC from time to time. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements made in this press release. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.
Analyst Contact
Lexington May, Vice President Finance & Investor Relations
+1 713-909-5629
Email: InvestorRelations@fluenceenergy.com
Media Contact
Shayla Ebsen, Director of Communication
+1 605-645-7486
Email: media.na@fluenceenergy.com

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in Thousands, except share and per share amounts)

	Unaudited
	December 31, 2024	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$607,356	$448,685
Restricted cash	24,384	46,089
Trade receivables, net	146,956	216,458
Unbilled receivables	156,076	172,115
Receivables from related parties	252,302	362,523
Advances to suppliers	175,485	174,532
Inventory, net	543,415	182,601
Current portion of notes receivable - pledged as collateral	—	30,921
Other current assets	77,654	46,519
Total current assets	1,983,628	1,680,443
Non-current assets:
Property and equipment, net	$18,845	$15,350
Intangible assets, net	58,589	60,002
Goodwill	26,199	27,482
Deferred income tax asset	8,076	8,880
Other non-current assets	118,640	110,031
Total non-current assets	230,349	221,745
Total assets	$2,213,977	$1,902,188
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$101,858	$436,744
Deferred revenue	572,735	274,499
Deferred revenue with related parties	33,169	38,162
Current portion of borrowings against note receivable - pledged as collateral	—	30,360
Personnel related liabilities	25,538	58,584
Accruals and provisions	476,985	338,311
Taxes payable	40,273	57,929
Other current liabilities	10,809	24,246
Total current liabilities	1,261,367	1,258,835
Non-current liabilities:
Deferred income tax liability	$6,624	$7,114
Convertible senior notes, net	389,096	—
Other non-current liabilities	27,590	29,100
Total non-current liabilities	423,310	36,214
Total liabilities	1,684,677	1,295,049
Stockholders’ Equity:
Preferred stock, $0.00001 per share, 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and September 30, 2024	—	—
Class A common stock, $0.00001 par value per share, 1,200,000,000 shares authorized; 130,738,446 shares issued and 129,929,023 shares outstanding as of December 31, 2024; 130,207,845 shares issued and 129,421,797 shares outstanding as of September 30, 2024, respectively	1	1
Class B-1 common stock, $0.00001 par value per share, 134,325,805 shares authorized; 51,499,195 shares issued and outstanding as of December 31, 2024; 134,325,805 shares authorized; 51,499,195 shares issued and outstanding as of September 30, 2024	—	—
Class B-2 common stock, $0.00001 par value per share, 200,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2024 and September 30, 2024	—	—
Treasury stock, at cost	(9,856)	(9,460)
Additional paid-in capital	611,982	634,851
Accumulated other comprehensive income	222	(1,840)
Accumulated deficit	(192,914)	(151,448)
Total stockholders’ equity attributable to Fluence Energy, Inc.	409,435	472,104
Non-Controlling interests	119,865	135,035
Total stockholders’ equity	529,300	607,139
Total liabilities and stockholders’ equity	$2,213,977	$1,902,188

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. Dollars in Thousands, except share and per share amounts)

	Three Months Ended December 31,
	2024	2023
Revenue	$116,199	$247,382
Revenue from related parties	70,589	116,574
Total revenue	186,788	363,956
Cost of goods and services	165,587	327,570
Gross profit	21,201	36,386
Operating expenses:
Research and development	17,195	15,440
Sales and marketing	18,202	10,706
General and administrative	36,707	37,728
Depreciation and amortization	2,815	2,483
Interest income, net	(741)	(1,993)
Other expense (income), net	5,751	(1,187)
Loss before income taxes	(58,728)	(26,791)
Income tax benefit	(1,715)	(1,235)
Net loss	$(57,013)	$(25,556)
Net loss attributable to non-controlling interest	$(15,547)	$(8,813)
Net loss attributable to Fluence Energy, Inc.	$(41,466)	$(16,743)

Weighted average number of Class A common shares outstanding:
Basic	129,482,668	121,113,282
Diluted	129,482,668	121,113,282
Loss per share of Class A common stock:
Basic	$(0.32)	$(0.14)
Diluted	$(0.32)	$(0.14)

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(U.S. Dollars in Thousands)

	Three Months Ended December 31,
	2024	2023
Net loss	$(57,013)	$(25,556)

(Loss) gain on foreign currency translation, net of tax	(5,311)	1,804
Gain (loss) on cash flow hedges, net of tax	8,193	(169)
Total other comprehensive income	2,882	1,635
Total comprehensive loss	$(54,131)	$(23,921)
Comprehensive loss attributable to non-controlling interest	$(14,727)	$(8,358)
Total comprehensive loss attributable to Fluence Energy, Inc.	$(39,404)	$(15,563)

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(U.S. Dollars in Thousands)

	Three Months Ended December 31,
	2024	2023
Operating activities
Net loss	$(57,013)	$(25,556)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,485	2,883
Amortization of debt issuance costs	817	682
Inventory provision	2,283	298
Stock-based compensation	5,266	5,630
Deferred income taxes	(66)	295
Changes in operating assets and liabilities:
Trade receivables, net	60,143	(70,550)
Unbilled receivables	10,725	11,895
Receivables from related parties	110,198	(16,882)
Advances to suppliers	(5,593)	3,216
Inventory	(368,763)	(336,408)
Other current assets	(7,640)	(48,709)
Other non-current assets	(11,582)	26,459
Accounts payable	(333,593)	254,781
Deferred revenue with related parties	(4,959)	147,814
Deferred revenue	316,723	99,051
Accruals and provisions	139,064	190
Taxes payable	(7,534)	(1,438)
Other current liabilities	(67,354)	(5,496)
Other non-current liabilities	3,161	(28,792)
Net cash (used in) provided by operating activities	(211,232)	19,363
Investing activities
Capital expenditures on software	(3,077)	(1,128)
Purchase of property and equipment	(2,109)	(1,468)
Net cash used in by investing activities	(5,186)	(2,596)
Financing activities
Class A common stock withheld related to settlement of employee taxes for stock-based compensation awards	(396)	—
Proceeds from issuance of 2030 Convertible Senior Notes	400,000	—
Payment for debt issuance costs on 2030 Convertible Senior Notes	(10,000)	—
Payment for debt issuance costs on revolving facilities	(195)	(3,583)
Purchases of Capped Calls related to 2030 Convertible Senior Notes	(29,000)	—
Payments for acquisitions	—	(3,892)
Proceeds from exercise of stock options	422	1,116
Net cash provided by (used in) financing activities	360,831	(6,359)
Effect of exchange rate changes on cash and cash equivalents	(8,710)	3,418
Net increase in cash, cash equivalents, and restricted cash	135,703	13,826
Cash, cash equivalents, and restricted cash as of the beginning of the period	518,706	462,731
Cash, cash equivalents, and restricted cash as of the end of the period	$654,409	$476,557
Supplemental Cash Flows Information
Interest paid	$920	$722
Cash paid for income taxes	$5,707	$916

Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation. Accounts payable with related parties of $0.6 million and Accruals with related parties of $0.6 million as of December 31, 2023, were reclassified from Deferred revenue and payables with related parties to Accounts payable and Accruals and provisions, respectively, on the condensed consolidated balance sheet (which is not presented in this press release). The reclassification had no impact on the total current liabilities for any period presented. Corresponding reclassifications were also reflected on the condensed consolidated statement of cash flows for the three months ended December 31, 2023. The reclassifications had no impact on cash provided by operations for the period presented.
Provision on loss contracts, net of $0.5 million for the three months ended December 31, 2023 was reclassified to current accruals and provisions on the condensed consolidated statement of cash flows. The reclassification had no impact on cash provided by operations for the period presented.

FLUENCE ENERGY, INC.
KEY OPERATING METRICS (UNAUDITED)
The following tables present our key operating metrics as of December 31, 2024 and September 30, 2024. The tables below present the metrics in either Gigawatts (GW) or Gigawatt hours (GWh). Our key operating metrics focus on project milestones to measure our performance and designate each project as either “deployed”, “assets under management”, “contracted backlog”, or “pipeline”.

	December 31, 2024	September 30, 2024	Change	Change %
Energy Storage Products and Solutions
Deployed (GW)	5.8	5.0	0.8	16%
Deployed (GWh)	14.8	12.8	2.0	16%
Contracted Backlog (GW)	7.8	7.5	0.3	4%
Pipeline (GW)	30.3	25.8	4.5	17%
Pipeline (GWh)	94.2	80.5	13.7	17%

(amounts in GW)	December 31, 2024	September 30, 2024	Change	Change %
Service Contracts
Assets under Management	4.8	4.3	0.5	12%
Contracted Backlog	3.9	4.1	(0.2)	(5%)
Pipeline	26.6	25.6	1.0	4%

(amounts in GW)	December 31, 2024	September 30, 2024	Change	Change %
Digital Contracts
Assets under Management	18.7	18.3	0.4	2%
Contracted Backlog	13.3	10.6	2.7	25%
Pipeline	59.1	64.5	(5.4)	(8%)
The following table presents our order intake for the three months ended December 31, 2024 and 2023. The table is presented in Gigawatts (GW):

(amounts in GW)	Three Months Ended December 31,
	2024	2023	Change	Change %
Energy Storage Products and Solutions
Contracted	1.0	1.2	(0.2)	(17)%
Service Contracts
Contracted	0.5	1.1	(0.6)	(55)%
Digital Contracts
Contracted	3.2	0.4	2.8	700%
Deployed
Deployed represents cumulative energy storage products and solutions that have achieved substantial completion and are not decommissioned. Deployed is monitored by management to measure our performance towards achieving project milestones.
Assets Under Management
Assets under management for service contracts represents our long-term service contracts with customers associated with our completed energy storage system products and solutions. We start providing maintenance, monitoring, or other operational services after the storage product projects are completed. In some cases, services may be commenced for energy storage solutions prior to achievement of substantial completion. This is not limited to energy storage solutions delivered by Fluence. Assets under management for digital software represents contracts signed and active (post go live). Assets under management serves as an indicator of expected revenue from our customers and assists management in forecasting our expected financial performance.
Contracted Backlog
For our energy storage products and solutions contracts, contracted backlog includes signed customer orders or contracts under execution prior to when substantial completion is achieved. For service contracts, contracted backlog includes signed service agreements associated with our storage product projects that have not been completed and the associated service has not started. For digital applications contracts, contracted backlog includes signed agreements where the associated subscription has not started.
We cannot guarantee that our contracted backlog will result in actual revenue in the originally anticipated period or at all. Contracted backlog may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our contracted backlog fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Contracted/Order Intake
Contracted, which we use interchangeably with “order intake”, represents new energy storage product and solutions contracts, new service contracts and new digital contracts signed during each period presented. We define “Contracted” as a firm and binding purchase order, letter of award, change order or other signed contract (in each case an “Order”) from the customer that is received and accepted by Fluence. Our order intake is intended to convey the dollar amount and gigawatts (operating measure) contracted in the period presented. We believe that order intake provides useful information to investors and management because the order intake provides visibility into future revenue and enables evaluation of the effectiveness of the Company’s sales activity and the attractiveness of its offerings in the market.
Pipeline
Pipeline represents our uncontracted, potential revenue from energy storage products and solutions, service, and digital software contracts, which have a reasonable likelihood of contract execution within 24 months. Pipeline is an internal management metric that we construct from market information reported by our global sales force. Pipeline is monitored by management to understand the anticipated growth of our Company and our estimated future revenue related to customer contracts for our battery-based energy storage products and solutions, services and digital software.
We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Annual Recurring Revenue
ARR represents the net annualized contracted value including software subscriptions including initial trial, licensing, long term service agreements, and extended warranty agreements as of the reporting period. ARR excludes one-time fees, revenue share or other revenue that is non-recurring and variable. The Company believes ARR is an important operating metric as it provides visibility to future revenue. It is important to management to increase this visibility as we continue to expand. ARR is not a forecast of future revenue and should be viewed independently of revenue and deferred revenue as ARR is an operating metric and is not intended to replace these items.

FLUENCE ENERGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)

The following tables present non-GAAP measures for the periods indicated.

($ in thousands)	Three Months Ended December 31,		Change	Change %
	2024	2023
Net loss	$(57,013)	$(25,556)	$(31,457)	(123)%
Add:
Interest income, net	(741)	(1,993)	1,252	(63)%
Income tax benefit	(1,715)	(1,235)	(480)	39%
Depreciation and amortization	4,485	2,883	1,602	56%
Stock-based compensation(a)	5,308	5,630	(322)	(6)%
Other non-recurring expenses(b)	—	1,984	(1,984)	(100)%
Adjusted EBITDA	$(49,676)	$(18,287)	$(31,389)	(172)%
(a) Includes incentive awards that will be settled in shares and incentive awards that will be settled in cash.
(b) Amount for the three months ended December 31, 2023 includes approximately $1.2 million of costs related to the termination of the Revolving Credit Agreement in November 2023 and $0.8 million in costs related to the secondary offering completed in December 2023.

($ in thousands)	Three Months Ended December 31,		Change	Change %
	2024	2023
Total revenue	$186,788	$363,956	$(177,168)	(49)%
Cost of goods and services	165,587	327,570	(161,983)	(49)%
Gross profit	21,201	36,386	(15,185)	(42)%
Gross profit margin %	11.4%	10.0%
Add:
Stock-based compensation(a)	883	1,259	(376)	(30)%
Amortization(b)	1,269	400	869	217%
Other non-recurring expenses	—	—	—	—%
Adjusted Gross Profit	$23,353	$38,045	$(14,692)	(39)%
Adjusted Gross Profit Margin %	12.5%	10.5%
(a) Includes incentive awards that will be settled in shares and incentive awards that will be settled in cash.
(b) Amount relates to amortization of capitalized software included in cost of goods and services.

($ in thousands)	Three Months Ended December 31,		Change	Change %
	2024	2023
Net cash provided by (used in) operating activities	$(211,232)	$19,363	$(230,595)	(1191)%
Less: Purchase of property and equipment	(2,109)	(1,468)	(641)	44%
Free Cash Flow	$(213,341)	$17,895	$(231,236)	(1292)%